2000 One Logan Square                              MORGAN, LEWIS
Philadelphia, PA 19103-6993                        & BOCKIUS LLP
215-963-5000                                        Counselors At Law




February 18, 1997



Manning & Napier Fund, Inc.
One Lincoln First Square, Suite 1100
Rochester, New York 14604

RE:     Rule 24f-2 Notice for Manning & Napier Fund, Inc. (File No. 2-92633)

Gentlemen:

Manning & Napier Fund, Inc. (The Fund) is a corporation organized under the laws of the State of Maryland with its principal place of business in Rochester, New York. The Fund is an open-end management investment company with diversified and non-diversified portfolios registered with the Securities and Exchange Commission (the Commission) under the Investment Company Act of 1940, as amended (the Act). This opinion relates to shares of common stock, par value $.01 per share, sold by the Fund in reliance upon Rule 24f-2 during its fiscal year ended December 31, 1996, the registration of which is made definite by the filing of the attached Notice.

We have reviewed all proceedings taken by the Fund in connection with the authorization of issuance of its shares of common stock, par value $.01 per share, which have been offered under a Prospectus or Prospectuses included as part of the Funds Registration Statement on Form N-1A, as amended to the date hereof, which has been filed with the Commission under the Securities Act of 1933 and the 1940 Act (collectively, the Registration Statements).

We are of the opinion that such shares of common stock, when sold and issued in return for the payment described in the Funds Registration Statement, were legally issued, fully paid and non-assessable by the Fund.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP
   Morgan, Lewis & Bockius LLP



cc: Ms. Barbara Lapple